                                                           EXHIBIT 10.34

                                OPTION AGREEMENT

      THIS OPTION AGREEMENT (this "Option Agreement"), dated as of December 30, 1998, is by and among Falcon Building Products, Inc., a Delaware corporation ("Falcon"), IFOH Limited, a corporation incorporated in the Cayman Islands ("IFOH"), and those stockholders of Falcon listed on Exhibit A hereto.

                                    RECITALS

      A. Mansfield Plumbing Products, Inc., a Delaware corporation (the "Company"), is a wholly owned subsidiary of Falcon.

      B. The Board of Directors of Falcon has determined that it is in the best interests of Falcon and all of its stockholders for Falcon to sell to (i) the stockholders of record of Falcon on December 29, 1998 listed on Exhibit A hereto (the "Exhibit A Stockholders," and collectively with IFOH, the "Holders") and
           (ii) IFOH an option (the "Option") to purchase up to all the capital stock of the Company outstanding at the time the Option is exercised (the "Shares").

      C. IFOH has agreed to offer its interest in the Option to the stockholders of record of Falcon on December 29, 1998 listed on Exhibit B hereto (the "Exhibit B Stockholders").

      D. Subject to the terms and conditions hereof, Falcon wishes to sell and the Holders wish to purchase the Option.

                                    AGREEMENT

         THEREFORE, in consideration of the promises and the mutual representations, warranties and covenants contained herein, the parties agree as follows:

1. SALES OF OPTION. Subject to the other terms and conditions of this Option Agreement, Falcon hereby grants, sells, transfers and delivers to each of the Holders and their successors and assigns, free and clear of all security interests, liens, and encumbrances, an undivided percentage interest (a "Percentage Interest") in the Option equal to (i) in the case of the Exhibit A Stockholders, the percentage interest each Exhibit A Stockholder held on December 29, 1998 (the "Record Date") of the total of all outstanding capital stock of Falcon, and (ii) in the case of IFOH, the percentage interest of the total of all outstanding capital stock of Falcon held on the Record Date by the Exhibit B Stockholders. Falcon contemplates that the capital structure of the Company will be amended between the date hereof and the date of the Closing (as hereinafter defined) such that the Company will have authorized classes of capital stock with rights, preferences and privileges substantially similar to the classes of capital stock of Falcon. If, on the date of the Closing, the capital structure of the Company consists of substantially similar classes of capital stock as were present in the capital structure of Falcon on the Record Date, upon the exercise of the Option each Holder delivering to Falcon a Notice of Exercise (as defined in Section 6 below) (an "Exercising Holder") will be entitled to receive the same percentage of the same class of capital stock of the Company that such Holder (or in the case of IFOH, the Exhibit B Stockholders) held of Falcon's capital stock on the Record Date. If the capital structure of the Company on the date of the Closing does not consist of the same classes of capital stock as were present in the capital structure of Falcon on the Record Date, upon the exercise of the Option, each Exercising Holder will be entitled to receive its Percentage Interest of the outstanding shares of the single class of common stock of the Company then outstanding or of such other capital stock of the Company as may then be outstanding.

2. PAYMENT OF THE PURCHASE PRICE. The purchase price (the "Purchase Price") for the Option to be paid by wire transfer to Falcon upon the execution of this Option Agreement is set forth on Exhibit C hereto.

3. TERM. The ability of the Holders to exercise their Percentage Interests in the Option shall expire on June 30, 1999 at 5:00 p.m. Chicago, Illinois time (the "Expiration Date").

4. EXCLUSIVITY. During the period from the execution of this Option Agreement (the "Execution Date") until the earlier of (i) the Closing or (ii) if the Option is not exercised, the Expiration Date, Falcon shall not enter into or continue any negotiations with respect to the sale or transfer of the Shares or any other form of business combination transaction, license, sale, liquidation, dissolution or recapitalization involving the Company or its assets.

5. RESTRICTIONS ON TRANSFER OF SHARES. During the period from the Execution Date until the earlier of (i) the Closing or (ii) if the Option is not exercised, the Expiration Date, Falcon shall not sell, transfer, pledge or grant a security interest in, or otherwise dispose of or encumber, the Shares; provided, it being understood that the Shares are currently pledged to Chase Manhattan Bank ("Chase") as administrative agent under the Credit Agreement, dated as of June 17, 1997, by and among Falcon, the Company, certain of Falcon's other subsidiaries, Chase and the other lenders party thereto.

6. NOTICE OF EXERCISE AND CLOSING. If a Holder elects to exercise its Percentage Interest in the Option, such Holder shall deliver to Falcon a "Notice of Exercise." The Notice of Exercise shall; (i) be written, (ii) be executed by such Exercising Holder, (iii) state the Exercising Holder's intention to exercise its rights under the Option, (iv) be delivered to Falcon at its principal place of business no later than the Expiration Date and (v) specify the time and date (not more than five business days after the Expiration Date) on which such Exercising Holder will be prepared to close. Following receipt of a Notice of Exercise from Exercising Holders of the Option holding more than fifty percent (50%) of the Percentage Interests (the "Notice Date"), Falcon (i) shall schedule the time, date and place of the closing of the Option Exercise (the "Closing") with respect to such Percentage Interests, which shall not be later than fifteen (15) business days after the Notice Date, and (ii) shall provide written notice of the Closing to all Holders within two (2) business days following the Notice Date. Any Holders who are not then Exercising Holders shall have until the close of business of the third business day preceding the Closing to file a Notice of Exercise and exercise their Percentage Interests in the Option.

7. EXERCISE PRICE. The price at which the Option can be exercised (the "Exercise Price") shall be equal to:

      (i)   $10,000,000 plus

      (ii) to the extent that the total amount of indebtedness for borrowed money ("Indebtedness") for which the Company will be liable immediately before, on or after the Closing (the "Closing Indebtedness") is less than $70,000,000, the difference between the amount of such Indebtedness and $70,000,000 plus (minus)

      (iii) the difference between (y) the sum of the fair market value of any capital contributions to the Company (other than loans which increase the amount of Indebtedness) ("Capital Contributions") and the aggregate amount of after tax net income of the Company during the Option Period ("Option Period Net Income") and (z) the fair market value of any distributions (other than amounts paid by the Company with respect to any Indebtedness, and other than an amount of distributions equal to the difference between the amount of Closing Indebtedness and the amount of Indebtedness of the Company at December 31, 1998) made by the Company in the form of cash, property or otherwise during the Option Period, minus

       (iv) to the extent that the total amount of Closing Indebtedness is more than $70,000,000 the difference between the amount of such Indebtedness and $70,000,000 plus

        (v) the amount of cash or cash equivalents on the books of the Company at the Closing.

         An amount equal to each Exercising Holder's Percentage Interest of the exercise price shall be paid by wire transfer on the day of the Closing.

8. INTERESTS IN THE OPTION. Each of the entities listed on Exhibit A hereto shall hold an undivided Percentage Interest in the Option in the amount set forth opposite its name on such Exhibit A. Interests in the Option will not be transferable, other than to holders of record of capital stock of Falcon on the Record Date. If a majority of the Holders do not deliver a Notice of Exercise prior to the Expiration Date, the Option shall expire unexercised. A Holder can only exercise its Percentage Interest in the option in full and not in part.

9. REPRESENTATIONS AND WARRANTIES. Falcon hereby makes the representations and warranties with respect to the Company and other matters set forth on Exhibit D hereto to the Holders on and as of the Execution Date and agrees that all such representations and warranties shall be true on the day of the Closing as if made on such day. All of the representations and warranties set forth on Exhibit D shall expire at, and be terminated and extinguished by, the Closing and thereafter be without force or effect, except for those set forth in Sections 9.1.2 and 9.2.

10. COVENANTS AND AGREEMENTS. Falcon hereby makes the covenants and agreements with respect to its actions and the actions of the Company during the Option Period set forth on Exhibit E hereto.

11. CONDITIONS TO CLOSING. The conditions set forth on Exhibit F hereto shall constitute the conditions to the obligation of each of the Exercising Holders to pay an amount equal to their Percentage Interest of the Exercise Price to Falcon at the Closing and, in the case of the condition set forth in Section 11.2 of Exhibit F relating to the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR"), shall also constitute a condition to the obligation of Falcon to sell the Shares at the Closing. If any of the conditions to closing set forth on Exhibit F have not been satisfied prior to the Closing, the Holders shall be entitled to the return of the Purchase Price by Falcon, plus interest at the rate of 8% per annum, and any damages that may be imposed under
      Section 13(c) of this Option Agreement as a result of a willful violation of a provision of this Option Agreement; provided, that in no event shall Falcon be liable in an amount in excess of the Purchase Price. Falcon hereby agrees to pay all such amounts to the Holders in accordance with their Percentage Interests.

12. LIMITED RIGHTS OF OPTION HOLDER. The Holders of the Option shall not have any of the rights of a holder of voting securities of the Company, either at law or in equity, until the Option shall have been duly exercised and the Closing shall have occurred.

13.   MISCELLANEOUS.

      a) APPLICABLE LAW. THIS OPTION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, BUT NOT THE CHOICE OF LAW PROVISIONS, OF THE STATE OF DELAWARE.

      b) HEADINGS. The headings herein are for convenience only and are not part of this Option Agreement and shall not affect the interpretation thereof.

      c) ARBITRATION. Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Option Agreement, including, without limitation, the validity, scope, and enforceability of this Section 13(c), may at the election of any party be solely and finally settled by arbitration conducted in Illinois, by and in accordance with the then-existing rules for commercial arbitration of the American Arbitration Association, or any successor organization. Judgment upon any award rendered by the arbitrator(s) may be entered by the State or Federal Court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the American Arbitration Association ("Demand for Arbitration"). Any Demand for Arbitration pursuant to this Section 13(c) shall be made within one
          (1) year from the date that the dispute upon which the demand is based arose. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.

      d) ATTORNEY'S FEES. If any suit, action or arbitration arising out of or related to this Option Agreement is brought by any party, the prevailing party or parties shall be entitled to recover the costs and fees (including without limitation reasonable attorneys' fees, the fees and costs of experts and consultants, copying, courier and telecommunication costs, and deposition costs and all other costs of discovery) incurred by such party of parties in such suit or action, including without limitation any post-trial or appellate proceeding, or in the collection of enforcement of any judgment or award entered or made in such suit or action.

      e) BINDING EFFECT. This Option Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives, as the case may be.

      f) AUTHORITY. Each of the signatories to the Option Agreement personally warrants that he has been duly authorized and has full authority
          (i) to sign this Option Agreement on behalf of the entity on whose behalf he is signing and (ii) to bind such party and its successors and assigns to the terms hereof.

      g) COUNTERPART EXECUTION. This Option Agreement may be executed in counterparts, and when each party has signed and delivered to the other party at least one such counterpart, each counterpart shall be deemed an original, and when taken together with the other signed counterpart, shall constitute one agreement.

            [the remainder of this page is intentionally left blank]